Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-184150, 333-184151 and 333-184152 on Form S-8 and Registration Statement Nos. 333-204066 and 333-209769 on Form S-3 of our reports dated February 27, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of Pentair plc and subsidiaries, and the effectiveness of Pentair plc and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pentair plc and subsidiaries for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
February 27, 2018